Exhibit 99.1

FOR IMMEDIATE RELEASE:               October 1, 2008

Key Technology Exercises Option to Acquire Headquarters Property

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced that it has exercised its purchase option and has purchased its Avery Street facility and grounds from the Port of Walla Walla.  The 20-acre parcel, located in Walla Walla, Washington, houses the Company’s corporate headquarters and primary manufacturing facility and has been under lease from the Port since 1990.

The purchase price was approximately $6.5 million.  The Company intends to pursue long-term financing for the property and has obtained a firm bank commitment.  The loan agreement is expected to be finalized in the first quarter of the Company’s fiscal 2009.

David Camp, President and Chief Executive Officer of the Company, commented: “We believe that the purchase of this facility and the related subsequent financing is the most beneficial course of action for our shareholders.  We have purchased a valuable asset at an attractive price.  Exercising this option will reduce our cost of occupancy and our long-term financial obligations, increase cash flow, and will be immediately accretive to our earnings.  The financing option allows the Company to retain flexibility with a strong cash position.”

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	failure of the Company's new products to compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage; and
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

CONTACT:	Key Technology, Inc., Walla Walla
Jack Ehren, Senior Vice President and Chief Financial Officer – 509-529-2161